EXHIBIT. 10.1

TIER I

PCTEL, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is effective as of June 26, 2023 by and between David A. Neumann (the “Executive”) and PCTEL, Inc. (the “Company”).

R E C I T A L S

A. It is expected that the Company from time to time may consider a Change of Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his/her employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control and severance benefits upon Executive's termination of employment following a Change of Control which provides Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in this Agreement are defined in Section 4.

The parties hereto agree as follows:

1.
Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties with respect to this Agreement have been satisfied.
2.
At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice. If the Executive's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Executive shall be entitled to such payments, benefits, damages, awards and compensation as provided pursuant to other written agreements between Executive and the Company.

3.
Change of Control Severance Benefits.
(a)
Change of Control. Upon the occurrence of a Change of Control, the unvested portion of each of Executive’s outstanding equity awards (including, but not limited to, stock options and restricted stock grants) with a performance-based vesting schedule (an “Underlying Performance Award”) shall be automatically amended to convert to a time-based vesting schedule (the “Converted Awards”). Each Converted Award shall vest in substantially equal monthly increments over the performance period of the Underlying Performance Award, provided that Executive remains an employee of the Company through each such vesting date. Executive shall be given vesting credit from the commencement of the performance period of the Underlying Performance Award as if each Converted Award had been subject to a time-based vesting schedule from its grant date. For purposes of this Section 3(a), the Converted Award shall be the number of shares Executive would have received pursuant to the terms of the Underlying Performance Award for performance at target for the entire performance period (whether measured in one or more fiscal periods) in which the Change of Control occurs, regardless of any actual level of achievement subsequently determined. Converted Awards shall be subject to the provisions of Section 3(b)(iii). In the event of a conflict between the terms and conditions of the PCTEL, Inc. 2019 Stock Incentive Plan, as amended from time to time, or any subsequent stock incentive plan properly adopted by the Company’s shareholders (the “Stock Plan”), the agreements relating to Executive’s equity awards, and this Section 3(a), the terms and conditions of this Section 3(a) shall prevail and any subsequent documents that purport to modify this Agreement shall be without effect unless they specifically refer to this Agreement.
(b)
Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, Executive's employment is terminated (1) involuntarily by the Company other than for Cause, death or Disability or (2) by Executive pursuant to a Voluntary Termination for Good Reason, and in either case Executive enters into a standard form of release of claims with the Company pursuant to Section 3(g), the Company shall provide Executive with the following benefits upon such termination:
(i)
Severance Payment. Executive shall be entitled to receive a lump-sum cash payment in an amount equal to two hundred twenty-five percent (225%) of the Executive's annual base salary. Such severance payment will be made on the sixtieth (60th) day following the date of Executive’s termination of employment.

(ii) Continued Executive Benefits. Provided (1) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company will either pay or reimburse Executive for the cost of COBRA premiums for continued health (i.e., medical, dental and vision) coverage at the same level of coverage as was provided to Executive immediately prior to the Change of Control until the earlier of (x) twelve (12) months following the date of Executive’s termination, and (y) the date upon which Executive or Executive’s eligible dependents, as the case may be, become covered under another employer’s group medical, dental and vision insurance benefit plans. If such coverage included Executive’s eligible dependents immediately prior to the Change of Control, the payment or reimbursement for such coverage will also cover Executive’s eligible dependents.

(iii) Equity Compensation Accelerated Vesting. One hundred percent (100%) of Executive’s outstanding equity awards (including but not limited to stock options and restricted stock grants) with a time-based vesting schedule (including the Converted Awards) shall immediately accelerate and become completely vested.

(c)
Voluntary Resignation. If Executive's employment terminates by reason of the Executive's voluntary resignation (other than a Voluntary Termination for Good Reason), then Executive shall not be entitled to receive severance or other benefits except for those (if any) established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.
(d)
Disability; Death. If Executive's employment with the Company terminates as a result of the Executive's Disability, or if Executive's employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.
(e)
Termination for Cause. If Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits.
(f)
Termination Apart from Change of Control. In the event Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.
(g)
Separation Agreement and Release. The receipt of any severance payments or benefits pursuant to this Agreement will be subject to Executive signing, delivering and not revoking a separation agreement and release of claims (in a form reasonably acceptable to the Company) provided that such separation agreement and release of claims is effective within sixty (60) days following Executive’s termination date. No severance pursuant to this Agreement will be paid or provided until the separation agreement and release of claims becomes effective. If the 60th day after the termination date is in the subsequent calendar year, no payment will be made prior to January 1 of such subsequent calendar year. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to

Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (i) any material act (that remains uncured for thirty (30) days following written notice from the Company) which permits the Company to terminate a written employment agreement or similar arrangement between Executive and the Company, for “cause” or a substantially equivalent term as defined in such agreement or arrangement, or (ii) in the event there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause” or a substantially equivalent term, then “Cause” means: (A) an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (B) Executive being convicted of, or a plea of nolo contendere to, a felony, (C) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, or (D) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on Executive's part.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities who is not already such as of the Effective Date of this Agreement; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets (“Asset Sale”); provided, that, unless otherwise determined by the Board, an Asset Sale will not be deemed to occur if the voting securities of the Company outstanding immediately prior to such sale or disposition continue to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company outstanding immediately after such sale or disposition; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code (“Section 409A”).

(c) Disability. “Disability” means that:

(h)
Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for at least three (3) months under the Company’s accident and health plan; or

(iii) Executive is determined to be totally disabled by the Social Security Administration.

(d) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means Executive voluntary resigns within thirty (30) days following the expiration of any cure period (as discussed below) after the occurrence of any of the following, without Executive’s written consent:

(i) a material diminution by the Company in the annual base salary of Executive as in effect immediately prior to such reduction (other than a reduction that applies to Company officers and/or managers generally);

(ii) a material change in the geographic location at which Executive must perform service (in other words, the relocation of Executive to a facility or a location more than fifty (50) miles from the then present location); or

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that before Executive’s employment may be terminated by a Voluntary Termination for Good Reason, (A) Executive must provide written notice to the Company, within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Executive’s intention to terminate his employment as a result of a Voluntary Termination for Good Reason, and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason condition.

For the avoidance of doubt, the voluntary resignation by Executive after the occurrence of either of the following shall not constitute grounds for a “Voluntary Termination for Good Reason”: (1) a reduction of Executive’s duties, titles, authority or responsibilities, relative to Executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, as a result of (x) the Company being acquired and made part of a larger entity, or (y) a restructuring of the Company and/or its subsidiaries, or a restructuring of the Company’s employees’ functions, and/or reporting relationships; or (2) a material reduction of the facilities or perquisites (including office space and location) available to Executive.

Notwithstanding anything herein to the contrary, the Company agrees that it will not materially reduce Executive’s aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company officers and/or managers).

5. Non-Compete and Non-solicitation.

(a) Non-Compete. Executive agrees and acknowledges that Executive’s right to receive the payments and benefits set forth in this Agreement (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an executive, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business; provided, however, that nothing in this Section 5(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market and (B) Executive is not otherwise associated with such company or any of its affiliates. A “Restricted Business” is a business which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or substantially similar to those of the Company, or a business which is otherwise one of the top 10 competitors of the Company as identified by the Company in its then most recent presentation to the Board of Directors of the Company. The Company will provide the names of such companies to Executive. Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.

(b) Non-Solicitation. During the twelve (12) months following the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the payments and benefits Executive is to receive herein (to the extent Executive is otherwise entitled to such payments and benefits), shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his/her employment either for Executive or for any other entity or person.

6. Section 280G. Notwithstanding any other provision of this Agreement to the contrary, in the event that the amount of severance and other benefits payable to Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income and employment taxes) to Executive resulting from the receipt of such payments with such reduction. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing, by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Section 409A.

(a) Amounts paid under this Agreement are intended to satisfy the requirements of the “short term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thus, will not constitute a “deferral of compensation” governed by Section 409A.

(b) Amounts paid under this Agreement that do not satisfy the requirements of the “short term deferral” rule as described in clause 7(a) above are intended to satisfy the requirements of the “separation pay plan” rule set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, and thus, will not constitute a “deferral of compensation” governed by Section 409A.

(c) Amounts paid under this Agreement are intended to constitute “separate payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d) The Company intends the amounts paid under this Agreement to satisfy either the “short term deferral” rule (described in clause 7(a) above) or the “separation pay plan” rule (described in clause 7(b) above) so that none of the severance payments and benefits provided hereunder will be deemed a deferral of compensation that is subject to the additional tax imposed under Section 409A and any ambiguities herein will be interpreted to satisfy the “short term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury

Regulations, or alternatively, to satisfy the “separation pay plan” rule set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment of severance or other benefits to Executive under Section 409A.

(e) To the extent (i) the requirements for the “short term deferral” rule and/or the “separation pay plan” rule are not satisfied, and (ii) Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) on the date of Executive’s termination (other than a termination due to death), then the portion of the severance payments payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits that is deemed a deferral of compensation under Section 409A shall be delayed until the earlier of (A) the date that is six (6) months and one (1) day after the date of termination, or (B) the date of Executive’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto) shall (x) pay to Executive a lump sum equal to the amount Executive would have otherwise received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, as if the payments had not been delayed pursuant to this section, and (y) pay the balance of the payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination, but prior to the six (6) month anniversary of Executive’s termination date, then any payments which have been delayed in accordance with this clause will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death.

4.
Successors.
(a)
Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company which executes and delivers an assumption agreement consistent with this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)
Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5.
Notice.

(a)
General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) business day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

Notice of Termination. Any termination by the Company for Cause shall be communicated by a notice of termination to Executive given in accordance with Section 9(a). Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). A termination by Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the Company in accordance with Section 4(d) and Section 9(a).

6.
Miscellaneous Provisions.
(a)
No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.
(b)
Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by two authorized officers of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements related to the subject matter of this Agreement whether written or oral, including any prior Management Retention Agreement. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties (except that the Stock Plan may be revised or modified in accordance with its terms) and any subsequent documents that purport to modify this Agreement shall be without effect unless they specifically refer to this Agreement.
(d)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

(e)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first set forth above.

PCTEL, INC. EXECUTIVE: David A. Neumann

By:/S/KEVIN J. MCGOWAN /S/DAVID A NEUMANN

Kevin J. McGowan

Vice President and Chief Financial Officer